SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  October 16, 1998


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events

 CATERPILLAR POSTS BEST EVER THIRD-QUARTER SALES AND REVENUES; PROFIT
        AND PROFIT PER SHARE SECOND HIGHEST FOR A THIRD QUARTER

                      OUTLOOK FOR 1998 UNCHANGED

      ANNOUNCES PLAN TO REDUCE OUTSTANDING SHARES TO 320 MILLION

     On October 16, 1998 Caterpillar Inc. reported its best third quarter ever for sales and revenues. Profit and profit per share were the second highest for a third quarter. Sales and revenues of $5.17 billion, rose 12% (including 5% from Perkins) from third-quarter 1997. Profit of $336 million was down 13% from the third-quarter record set in 1997 as the additional margin from higher sales and revenues was more than offset by continued higher spending for growth initiatives, including the first-quarter acquisition of Perkins.
Profit per share of $.92 assuming dilution was down 9% and benefited from the share repurchase program which was completed during the quarter. Today, the company is announcing a new share repurchase program to reduce the number of outstanding shares to 320 million.
     Commenting on the announcements, Caterpillar Chairman and CEO Donald V. Fites said, "Our organization continues to deliver solid financial results, despite current global economic uncertainties, severe economic conditions in Southeast Asia and Japan, and our ongoing investments for long-term growth. Our strategy is to maintain a balance which will allow us to continue delivering strong financial performance, and at the same time remain focused on achieving our aggressive growth targets. The new stock repurchase initiative sends a strong signal regarding the company's future cash flows and directors' confidence that Caterpillar stock is an excellent long-term investment."
                              HIGHLIGHTS

THIRD-QUARTER 1998 COMPARED WITH THIRD-QUARTER 1997
     * Sales and revenues of $5.17 billion, the highest ever for a third quarter, rose 12% (5% from Perkins).
     * Profit of $336 million, the second best ever for a third quarter, was down 13%.
     * Profit per share of $.92 assuming dilution, also the second best ever for a third quarter, was down 9%.
     * Physical sales volume rose 13%, with Perkins adding 6%.
     * Sales, excluding Perkins, were up 19% inside the United States and down 5% outside the United States.
     * Revenues from Financial Products increased 34%.


SHARE REPURCHASES
     The 10% share repurchase program initiated in 1995 was completed during the quarter. The number of shares outstanding at September 30, 1998, was 358.7 million. The Board of Directors has authorized another share repurchase program to reduce the number of outstanding shares to 320 million within the next three to five years.

OUTLOOK
     The company's outlook for 1998 worldwide sales and revenues remains unchanged from that issued with our third-quarter 1997 results that called for sales and revenues (excluding Perkins) to slightly surpass 1997's record levels. The company's profit outlook for 1998 remains unchanged from the one issued in January 1998, which called for profit to be near 1997's record. Our preliminary 1999 outlook is for company sales and revenues to be near 1998 record levels. (Complete outlook begins on page 10.)

                           DETAILED ANALYSIS

THIRD-QUARTER 1998 COMPARED WITH THIRD-QUARTER 1997

     Third-quarter sales and revenues of $5.17 billion were a third-quarter record, increasing $573 million or 12% due to higher physical sales volume. Profit of $336 million and profit per share of common stock of $.92 assuming dilution were the second highest ever for a third quarter but declined 13% and 9%, respectively, from the third-quarter record set in 1997. Planned higher spending for growth initiatives and the Perkins acquisition more than offset additional margin from higher sales and revenues.

MACHINERY AND ENGINES
     Sales of Machinery and Engines were $4.91 billion, an increase of $521 million or 12% from third-quarter 1997. The higher sales were due to a 13% increase (6% from Perkins) in physical sales volume. Price realization was about 1% lower as price increases taken over the past year were more than offset by higher sales discounts and the effect of the stronger dollar on sales denominated in currencies other than U.S. dollars.
     Profit before tax was $392 million, $100 million lower than the third-quarter record set a year ago. The primary reason for the lower profit was planned higher spending for growth initiatives as higher costs more than offset the additional margin from higher sales.
     Margin (sales less cost of goods sold) of $1.16 billion increased $51 million or 5% over third-quarter 1997. Margin as a percent of sales was 23.6% (24.1% excluding Perkins), compared with 25.2% a year ago as the favorable impact of price increases and higher manufacturing efficiency were more than offset by higher sales discounts, higher fixed manufacturing costs, and an unfavorable change in product sales mix.
     Selling, general, and administrative expenses (SG&A) were $545 million, compared with $481 million in third-quarter 1997. The $64 million increase (about one-third from Perkins) primarily reflects increased spending levels in support of major growth initiatives. Cost inflation also contributed to the increase. SG&A expenses as a percent of sales were 11.1%, compared with 11.0% for the third quarter a year ago.
     Research and development expenses (R&D) of $163 million rose $31 million (about one-third from Perkins) from third-quarter 1997. The increase reflects higher spending in support of new and improved products. R&D expenses as a percent of sales were 3.3%, compared with 3.0% a year ago.
     Operating profit of $450 million was $44 million or 9% lower than third-quarter 1997. Operating profit as a percent of sales was 9.2%, compared with 11.3% a year ago.
     Interest expense of $68 million was $15 million higher than a year ago, mostly due to higher average debt levels to finance the Perkins acquisition in the first quarter.
     Other income/expense reflects a net decrease in income of $41 million from third-quarter 1997, primarily due to discounts taken on the sale of trade receivables to Caterpillar Financial Services Corporation (Cat Financial) to partially finance the purchase of Perkins earlier this year, and an unfavorable change in foreign exchange gains and losses. Discounts taken on this revolving sale of receivables to Cat Financial are reflected in Machinery and Engines as other expense. Revenues offsetting these discounts and related borrowing costs are reflected in Financial Products.

FINANCIAL PRODUCTS
     Financial Products' third-quarter revenues were a record $296 million, up $75 million or 34% compared with third-quarter 1997. The increase resulted primarily from continued growth in Cat Financial's portfolio. The portfolio rose $3.0 billion or 41% from the same period last year, the result of new business and the program started in the first quarter this year to purchase trade receivables from Caterpillar Inc.
     Before-tax profit was $79 million, an increase of $29 million or 58% from third-quarter 1997. The increase resulted primarily from the portfolio growth and gain on sale of receivables at Cat Financial plus favorable insurance reserve adjustments at Caterpillar Insurance Co. Ltd. (Cat Insurance), partially offset by lower investment income at Cat Insurance.
     Selling, general, and administrative expenses were $94 million, up $8 million from a year ago, principally the result of provisions for credit losses and increased depreciation on leased equipment due to Cat Financial's record new business, as well as other increases related to growth.
     Interest expense was up $37 million, a result of increased borrowings to support the larger portfolio which includes the trade receivables purchased from Caterpillar Inc.
     Other income and expense was income of $13 million, a decrease of $1 million from a year ago.

INCOME TAXES
     The provision for income taxes was $138 million, compared with $166 million last year. Third-quarter 1998 tax expense reflects an effective annual tax rate of 32% and a favorable adjustment of $13 million to recognize the impact of a tax rate change from 33% used for the first six months of the year. Third-quarter 1997 tax expense reflected an effective annual tax rate of 33% and a favorable adjustment of $12 million to recognize the impact of a change from 34% used for the first six months of the year.

UNCONSOLIDATED AFFILIATED COMPANIES
     Our share of unconsolidated affiliated companies' results decreased $6 million from the third quarter a year ago. The major factor was less favorable results at Shin Caterpillar Mitsubishi Ltd. due primarily to lower sales volume resulting from the severe economic conditions in Japan and Southeast Asia.

SALES
     Following are summaries of third-quarter company sales and dealer deliveries, compared with the same quarter in 1997.

     CATERPILLAR SALES INSIDE THE UNITED STATES were $2.49 billion, a $410 million or 20% increase over third quarter last year. Both machine and engine sales benefited from continued strong industry demand. End-user demand rose in most applications reflecting good economic growth, low inflation, lower interest rates, and high levels of consumer and business confidence. Price realization was unchanged from a year earlier.
     Sales inside the United States during the third quarter were 51% of worldwide sales compared with 47% a year ago.

     U.S. Dealer Machine Sales to End Users increased due to higher industry demand. Sales into all key construction sectors rose, reflecting the robust construction activity over the past year. Sales also were higher in commodity-related applications with increases in petroleum and coal mining more than offsetting declines in metals mining and forestry. Sales into the non-metals sector were unchanged from a year earlier. Sales to industrial users increased.

     Deliveries to U.S. Dealer Dedicated Rental Fleets increased from third-quarter 1997. At the end of third-quarter 1998, U.S. dealer dedicated rental units were higher than year-earlier levels, and up from the end of the second quarter.

     U.S. Dealer New Machine Inventories fell from the end of the second quarter. At the end of the third quarter, dealer inventories were above year-ago levels and about normal relative to current selling rates.

     Company Engine Sales Inside the United States were above year-earlier levels reflecting good economic growth and strong industry demand. Sales were higher for on-highway trucks, power generation, petroleum and industrial applications.

     CATERPILLAR SALES OUTSIDE THE UNITED STATES were $2.42 billion, a $111 million or 5% increase over third-quarter 1997. All of the increase was due to the acquisition of Perkins in the first quarter of 1998. Without Perkins, sales would have been $115 million or 5% below year-earlier levels as lower machine sales more than offset higher engine sales. Geographically, lower sales in the Asia/Pacific region and Latin America more than offset higher sales in Europe and Africa/Middle East. Price realization was lower than a year ago.
     Sales outside the United States represented 49% of worldwide sales, compared with 53% a year ago.

     Dealer Machine Sales to End Users Outside the United States declined from year-earlier levels as lower sales in Asia and Latin America more than offset gains elsewhere.
     * Europe: Sales for the region were higher, reflecting continued improvement in economic activity and business confidence. Sales rose in Spain, France, Italy, and Germany but were lower in the United Kingdom.
     * Africa/Middle East: Sales increased despite low commodity prices. Sales were higher in the United Arab Emirates and Turkey but lower in South Africa.
     * Latin America: Sales declined due to lower commodity prices and slower growth. Lower sales in Colombia, Peru, Chile, and Argentina more than offset increases in Brazil and Mexico.
     * Canada: Sales were higher reflecting gains in equipment services and non-metal mining applications.
     * Asia (excluding Japan): Sales declined sharply in response to the severe recession in Southeast Asia and South Korea. In China, economic growth has slowed from a year ago but demand is still rising.
     * Australia: Sales increased due primarily to higher demand in coal mining.
     * Japan: Sales of imported product increased slightly despite the ongoing, severe recession.
     * Commonwealth of Independent States (CIS): Sales also increased in Russia despite the severe recession.

     Dealer New Machine Inventories Outside the United States were down from the end of the second quarter due almost entirely to a large reduction in Asia. Dealer new machine inventories were about flat with year-earlier levels as increases in Latin America, Canada, Europe, and Africa/Middle East offset the decreases in Asia and Australia. At the end of the third quarter, dealer inventories outside the United States were about normal relative to current selling rates.

     Company Engine Sales Outside the United States exceeded year-earlier levels due to the first quarter acquisition of Perkins and higher turbine engine sales. Without Perkins, sales of reciprocating engines would have been flat as higher demand in Canada and Europe offset lower demand in Asia, Latin America, and Australia. Sales of turbine engines were higher with increases in Latin America, Africa/Middle East, Asia, and Australia more than offsetting a decline in Europe. Higher engine sales for oil and gas applications and on-highway trucks more than offset lower sales for power generation, industrial, and marine.

THIRD-QUARTER 1998 COMPARED WITH SECOND-QUARTER 1998

     Third-quarter profit of $336 million or $.92 per share assuming dilution was $110 million lower than second-quarter profit of $446 million or $1.20 per share assuming dilution. A 7% decrease in physical sales volume and lower price realization were the most significant factors contributing to the lower profit.

MACHINERY AND ENGINES
     Profit before tax for Machinery and Engines was $392 million, a $205 million decrease from the previous quarter. Sales of $4.91 billion decreased $451 million or 8%, primarily because of the decrease in physical sales volume and lower price realization. Price realization was lower due to higher sales discounts.
     Margin was $221 million lower than the second quarter, primarily the result of the decrease in physical sales volume. As a percent of sales, the margin rate was 23.6%, compared with 25.7% last quarter.
The decrease in margin rate was primarily due to higher sales discounts and lower production volumes, partially offset by improved manufacturing efficiency.
     Selling, general, and administrative expenses were $545 million, down $3 million from the second quarter.
     Research and development expenses of $163 million were down $2 million from the second quarter.
     Operating profit of $450 million decreased $216 million. As a percent of sales, operating profit was 9.2%, compared with 12.4% in the second quarter.
     Interest expense of $68 million was $1 million lower than the second quarter.
     Other income/expense reflects a net increase in income of $10 million from last quarter.

FINANCIAL PRODUCTS
     Financial Products' revenues of $296 million were up $20 million from the second quarter, primarily due to Cat Financial's portfolio growth.
     Before-tax profit was $79 million, an increase of $10 million, primarily the result of higher earnings from Cat Financial's larger portfolio and a $7 million gain on sale of receivables.

INCOME TAXES
     Income tax expense of $138 million decreased $82 million from the previous quarter. The decrease reflects the lower profit before tax, a change in the effective annual tax rate from 33% to 32%, and a favorable adjustment of $13 million to recognize the impact of the tax rate change for the first six months.

UNCONSOLIDATED AFFILIATED COMPANIES
     Our share of unconsolidated affiliated companies' results increased $3 million from the previous quarter, primarily due to improved results at Shin Caterpillar Mitsubishi Ltd.

CONDENSED CASH FLOW
     Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures, and dividends) for Machinery and Engines was $1.42 billion for the first nine months of 1998, an increase of $701 million as compared with the corresponding period in 1997. This increase was primarily due to the sale of $1.1 billion in receivables to Cat Financial that was largely offset by a decrease in accounts payable. The sale of receivables to Cat Financial (and a portion of Cat Financial's increased debt) was related to the Perkins acquisition.

For the Nine Months                       Machinery &      Financial
Ended                   Consolidated      Engines *        Products
(Millions of dollars)

                         Sept.   Sept.    Sept.    Sept.   Sept.   Sept.
                           30,     30,      30,      30,     30,     30,
                         1998    1997     1998     1997    1998    1997
Profit after tax        $1,212  $1,214   $1,212  $1,214     $141     $92
   Depreciation and        652     565      532     462      120     103
     amortization
   Change in working
     capital -
     excluding cash
     and debt          (1,892)   (840)      478   (303)  (2,370)   (538)
   Capital expenditures
     excluding equipment
       leased to others  (520)   (419)     (516)  (416)      (4)     (3)
   Expenditures for
     equipment leased to
     others, net of
     disposals           (150)   (116)       6       6     (156)   (122)
   Dividends paid        (293)   (245)    (293)   (245)     (49)     -

Net Free Cash Flow       (991)    159    1,419     718   (2,318)   (468)

Other significant cash
flow items:
  Treasury shares
    purchased            (491)   (470)    (491)   (470)      -       -
  Net (increase)
    decrease in
    long-term finance
    receivables          (874)   (459)      -       -      (874)   (459)
  Net increase
   (decrease) in debt   3,663   1,372      609     361    3,054   1,011
  Investments and
    acquisitions -
    (net of cash
    acquired)          (1,326)    (25)  (1,326)    (25)      -       -
  Prefunding of
    employee benefit
    plans                    -   (100)        -   (100)      -       -
  Other                   (38)   (177)    (290)   (190)      160    (78)

Change in cash and
  short-term
   investments           $(57)    $300    $(79)    $294      $22     $6


* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
Note: Lines titled "Change in working capital - excluding cash and debt" and "Capital expenditures excluding equipment leased to others" exclude $10 million and $368 million, respectively, included in the "Investments and acquisitions - (net of cash acquired)" line for the nine months ended September 30, 1998; line titled "Change in working capital - excluding cash and debt" excludes $7 million for the nine months ended September 30, 1997.

EMPLOYMENT
     At the end of the third quarter, Caterpillar's worldwide employment was 66,223 compared with 59,246 one year ago. Hourly employment increased 3,351 to 37,349; salaried and management employment increased 3,626 to 28,874. The increases were largely the result of acquisitions.

ECONOMIC AND INDUSTRY OUTLOOK FOR 1998
     World economic growth has slowed in 1998 as severe recessions in Asia, Japan, and Russia more than offset improvement in Europe and continued strength in the United States. Worldwide industry demand for machines will decline slightly as steep declines in Japan and much of Asia will more than offset increases in North America, Europe, and Latin America. Industry demand for agricultural machines also is expected to be lower due to the drop in commodity prices. Industry demand for engines, however, should exceed 1997 levels due to the strength in North America.

COMPANY OUTLOOK
     Our outlook for 1998 worldwide sales and revenues remains unchanged from that issued with our third-quarter 1997 results, which called for sales and revenues (excluding Perkins, which was acquired during the first quarter) to slightly surpass 1997's record levels.
     Investments to enhance long-term growth and shareholder value continue in 1998. Major initiatives include electric power generation, agricultural products, compact machines, Perkins, and further strengthening of our product support network to better link customer, dealer, and company operations. For Machinery and Engines (excluding Perkins), total capital expenditures, which were $819 million in 1997, are expected to be slightly higher in 1998. R&D and SG&A expenditures will increase in 1998 in support of the growth initiatives; however, the rate of increase is still expected to be less than in recent years.
     Our current growth initiatives are expected to unfavorably affect profit by about 10% in 1998, about one-fourth of which is due to Perkins. The effect on profit of these current growth initiatives is expected to be less dilutive in 1999, and then accretive in 2000. Perkins, which was earlier expected to have a neutral impact on profit in 1998 and 1999, is now expected to have a negative impact in 1998 and 1999, largely due to softening agricultural demand.
     Despite the impact of the growth initiatives, our outlook for profit in 1998 remains unchanged from that issued with our fourth-quarter 1997 results, and is expected to be near 1997's record. Profit per share has been and will continue to be favorably affected by share repurchases. Cash flow from operations and our financial position are expected to remain strong.

PRELIMINARY ECONOMIC AND SALES OUTLOOK FOR 1999
     The current turmoil in worldwide financial markets makes it very difficult to forecast sales for 1999. The U.S. and Europe, which will account for almost 70% of company sales in 1998, should continue to provide solid industry demand. U.S. economic growth is forecast to slow considerably, but further easing by the Federal Reserve and the new highway spending bill should allow industry demand for machines to about match 1998 record levels. In Europe, continued good economic growth should lead to higher industry demand.
     In Canada, Latin America, and Australia, slower growth is likely to result in lower industry demand while demand in Africa/Middle East should remain near current levels. Little improvement is expected for Japan and most of developing Asia next year; therefore, industry demand is forecast to decline further. In China, a large stimulus program should help the economy and boost our industry while in Russia severe recession is likely to continue resulting in lower demand.
     In total, industry demand for machines and engines is likely to be down slightly due to weakness in Asia/Pacific and Latin American regions, weaker North American demand for on-highway trucks and the worldwide impact of low commodity prices. In this challenging environment, our preliminary 1999 outlook is for company sales and revenues to be near 1998 record levels.

                    *         *         *

     The information included in the Outlook section is forward looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission on October 16, 1998.
Caterpillar's latest financial results and current outlook are also available via :

Telephone:
     (800) 228-7717 (Inside the United States and Canada)
     (201) 332-8602 (Outside the United States and Canada)

Internet:
     http://www.CAT.com


                         CATERPILLAR INC.
           CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED
            (Millions of dollars except per share data)
                                       Machinery &     Financial
                       Consolidated     Engines *      Products

                       Sept.    Sept    Sept.  Sept.  Sept.  Sept
                        30,     30,     30,    30,     30,   30,
                       1998    1997     1998   1997   1998  1997
Sales and revenues:
  Sales of Machinery
    & Engines          $4,906  $4,385  $4,906 $4,385  $   - $   -
  Revenues of
    Financial Products    267     215     -      -      296   221
      Total sales
        and revenues    5,173   4,600   4,906  4,385    296   221

Operating costs:
  Cost of goods sold    3,748   3,278   3,748  3,278    -     -
  Selling, general,
    and administrative
    expenses              631     561     545    481     94    86
  Research and
    development expenses  163     132     163    132    -     -
  Interest expense of
    Financial Products    135      96     -      -      136    99
      Total operating
        costs           4,677   4,067   4,456  3,891    230   185

Operating Profit          496     533     450    494     66    36

  Interest expense
    excluding Financial
    Products               68      53      68     53      -     -
  Other income
    (expense)              43      62      10     51     13    14

Consolidated profit
  before taxes            471     542     392    492     79    50

  Provision for
    income taxes          138     166     108    147     30    19
  Profit of
    consolidated
    companies             333     376     284    345     49    31

  Equity in profit of
    unconsolidated
    affiliates              3       9       3      9    -     -
  Equity in profit of
    Financial Products
    subsidiaries          -       -        49     31    -     -

Profit                   $336    $385    $336   $385    $49   $31

Profit per share of
  common stock          $0.93   $1.03
Profit per share of
  common stock
  - assuming
  dilution              $0.92   $1.01

Weighted average
shares outstanding
  Basic (thousands)   361,909 374,705
  Assuming dilution
  (thousands)         366,765 381,422

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

                         CATERPILLAR INC.
           CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                     FOR THE NINE MONTHS ENDED
            (Millions of dollars except per share data)

                                         Machinery &      Financial
                      Consolidated        Engines*        Products

                      Sept.   Sept.     Sept.   Sept.    Sept. Sept.
                       30,     30,       30,     30,      30,   30,
                      1998    1997      1998    1997     1998  1997
Sales and
revenues:
  Sales of Machinery
    & Engines        $14,836 $13,133   $14,836 $13,133   $  -   $ -
  Revenues of
    Financial Products   735     599       -       -       812   617
      Total sales
        and revenues  15,571  13,732    14,836  13,133     812   617

Operating costs:
  Cost of goods sold  11,060   9,709    11,060   9,709     -     -
  Selling, general,
    and administrative
    expenses           1,852   1,606     1,605   1,388     267   236
  Research and
    development
    expenses             483     384       483     384     -     -
  Interest expense
    of Financial
    Products             357     260       -       -       365   269
      Total
        operating
        costs         13,752  11,959    13,148  11,481     632   505

Operating Profit       1,819   1,773     1,688   1,652     180   112

  Interest expense
    excluding
    Financial Products   198     163       198     163       -    -
  Other income
    (expense)            145     147        52     121      44    35

Consolidated
  profit before
  taxes                1,766   1,757     1,542   1,610     224   147

  Provision for
    income taxes         565     579       482     524      83    55
  Profit of
    consolidated
    companies          1,201   1,178     1,060   1,086     141    92

  Equity in profit
    of unconsolidated
    affiliates            11      36        11      36      -     -
  Equity in profit
    of Financial
    Products subsidiaries  -       -       141      92      -     -

Profit                $1,212  $1,214    $1,212  $1,214    $141   $92

Profit per share
  of common stock      $3.32   $3.22
Profit per share
  of common stock
  - assuming dilution  $3.28   $3.17

Weighted average
shares outstanding
  Basic (thousands)  364,785 376,958
  Assuming dilution  370,022 382,348
  (thousands)

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

                       CATERPILLAR INC.
                   CONDENSED FINANCIAL POSITION
                       (Millions of dollars)
                                               Consolidated
                                          (Caterpillar Inc. and
                                               Subsidiaries)
                                           Sept    Dec.    Sept
                                            30,     31,     30,
                                           1998    1997    1997
Assets
  Current assets:
    Cash and short-term investments        $235    $292    $787
    Receivables -- trade and other        3,605   3,331   3,009
    Receivables -- finance                3,862   2,660   2,914
    Deferred income taxes and prepaid
      expenses                              968     928     865
    Inventories                           3,116   2,603   2,621
  Total current assets                   11,786   9,814  10,196

  Property, plant, and equipment -- net 4,517 4,058 3,819 Long-term receivables -- trade and
    other                                   124     134     109
  Long-term receivables -- finance        4,755   3,881   3,839
  Investments in unconsolidated
    affiliated companies                    769     751     715
  Deferred income taxes                   1,002   1,040   1,016
  Intangible assets                       1,236     228     224
  Other assets                              945     850     840
Total Assets                            $25,134 $20,756 $20,758

Liabilities
  Current liabilities:
    Short-term borrowings:
       -- Machinery & Engines               $47     $53     $73
       -- Financial Products                536     431     960
    Accounts payable and accrued
      expenses                            3,678   3,358   3,173
    Accrued wages, salaries, and
      employee benefits                   1,125   1,128   1,039
    Dividends payable                        -       92      -
    Deferred and current income taxes
      payable                                97     175     140
    Long-term debt due within one year:
       -- Machinery & Engines                69      54      75
       -- Financial Products              1,853   1,088   1,078
  Total current liabilities               7,405   6,379   6,538

  Long-term debt due after one year:
       -- Machinery & Engines             2,967   2,367   2,389
       -- Financial Products              6,759   4,575   4,256
  Liability for postemployment benefits   2,714   2,698   2,832
  Deferred income taxes and other
    liabilities                             119      58      57
Total Liabilities                        19,964  16,077  16,072
Stockholders' Equity
  Common stock                            1,066   1,071   1,071
  Profit employed in the business         6,037   5,026   4,759
  Accumulated other comprehensive
    income                                   52      95     135
  Treasury stock                         (1,985) (1,513) (1,279)
Total Stockholders' Equity                5,170   4,679   4,686
Total Liabilities and Stockholders'
  Equity                                $25,134 $20,756 $20,758




SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                       By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  October 16, 1998